Exhibit 99.1

Contact:
Barrier Therapeutics, Inc. Anne M. VanLent EVP & CFO (609) 945-1202 Lazar Partners Ltd. Gregory Gin, Investor Relations (212) 867-1762

Barrier Therapeutics Announces 2008 Financial Guidance and

Updates 2007 Financial Guidance

2008 Revenues Forecasted to Double to between $46 Million to $50 Million from 2007 Estimated

Revenues

2008 Net Loss Expected to Decrease Approximately 40% versus 2007 Estimated Net Loss

PRINCETON, NJ, January 7, 2008 — Barrier Therapeutics, Inc. (NASDAQ: BTRX), a pharmaceutical company that develops and markets dermatology products, today announced its 2008 financial guidance and updated its guidance for 2007.

Full Year 2008 Financial Guidance:

•	Total revenues are expected to increase to between $46 million to $50 million, which would be approximately double the Company’s current estimates for total revenues for 2007;

•	Research and development spending is expected to be in the range of $24 million to $26 million;

•	Selling, general and administrative expenses are expected to be in the range of $54 million to $56 million; and

•

The Company anticipates that its 2008 net loss should decline from 2007 estimates by approximately $20 million, or 40%, to the range of $31 million to $36 million. Net loss guidance includes an estimated $6 million of stock compensation expense under FAS123r.

“As we look forward to 2008, we are extremely excited about Barrier’s growth prospects given our successful transition into a commercial organization during 2007,” stated Geert Cauwenbergh, Ph.D., Chief Executive Officer of Barrier Therapeutics. “Based on IMS NPA data for 2007, we are currently the fastest growing company in therapeutic dermatology, and we expect 2008 revenues to double from our current 2007 revenue estimates. At the same time, we expect to significantly reduce our net loss in 2008 by approximately $20 million, or almost 40 percent, from our 2007 forecast as we continue to focus our investment spending on the highest priority initiatives.”

Updated Full Year 2007 Financial Guidance

Barrier Therapeutics narrowed its revenue guidance for full year 2007 that was issued in its third quarter 2007 earnings release on October 30, 2007. The Company now anticipates 2007 revenues to be in the range of $23 million to $25 million, representing growth of approximately 250% compared with full year 2006 total revenue. Previous guidance was for 2007 revenue of $22

Barrier Therapeutics Announces 2008 Financial Guidance and Updates 2007 Financial Guidance	Page 2

million to $25 million. Barrier also provided guidance for full year 2007 research and development spending which is expected to be in the range of $28 million to $30 million, while full year selling, general and administrative expenses are expected to be in the range of $48 million to $50 million. For the full year 2007 net loss is expected to be in the range of $53 million to $55 million, which includes approximately $5.4 million of stock compensation expense under FAS123r.

About Barrier Therapeutics

Barrier Therapeutics, Inc. is a pharmaceutical company focused on the development and commercialization of products in the field of dermatology. Barrier Therapeutics currently markets three pharmaceutical products in the United States: Xolegel® (ketoconazole, USP) Gel, 2%, for seborrheic dermatitis; Vusion® (0.25% miconazole nitrate, 15% zinc oxide, 81.35% white petrolatum) Ointment, for diaper dermatitis complicated by documented candidiasis; and Solage® (mequinol 2.0%, tretinoin 0.01%) Topical Solution, for solar lentigines. Barrier Therapeutics has other product candidates in various stages of clinical development for the treatment of a range of dermatological conditions, including onychomycosis, psoriasis, acne, skin allergies, and superficial fungal infections. The company is headquartered in Princeton, New Jersey and has wholly-owned subsidiaries in Geel, Belgium. More information about Barrier Therapeutics can be found on its corporate website at: www.barriertherapeutics.com.

Xolegel, Vusion and Solagé are trademarks of Barrier Therapeutics, Inc.

Safe Harbor Statement

In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s expected financial performance during 2007 and 2008, and the financial milestones that it may achieve for 2007 and 2008, including net revenues, research and development spending, selling, general and administrative expenses, and net loss. Forward-looking statements provide Barrier’s current expectations or forecasts of future events. Barrier’s performance and financial results could differ materially from those reflected in these forward-looking statements due to the marketplace acceptance of Barrier’s products, Barrier’s ability to execute its commercial and clinical strategy, the decisions of regulatory authorities, the results of clinical trials and strategic decisions regarding its pipeline, general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries generally. For a discussion of these and other risks and uncertainties that may effect the forward-looking statements, please see the risk factors in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 which is on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Barrier undertakes no obligation to update publicly any forward-looking statement.

In addition, please note that success in clinical trials does not mean that subsequent trials will confirm earlier findings. No assessment of the efficacy or safety of any product candidate can be considered definitive until all clinical trials needed to support a submission for marketing approval are complete.

###